Exhibit 99.1

Cellectar Biosciences Full-Year 2014 Financial Results and Recent Highlights

Management to Host Conference Call and Webcast Today at 5:00 PM EDT

MADISON, Wis., March 24, 2015, – Cellectar Biosciences, Inc. (NASDAQ: CLRB), a clinical stage biopharmaceutical company developing innovative agents for the detection and treatment of cancer, is providing an overview of its development programs and financial results for the year ended December 31, 2014.

“Last year, we set our sights on implementing meaningful change at Cellectar with the goal of strengthening the fundamentals of our business, focusing our clinical development efforts on cost-effective trials intended to support regulatory approval in the US, and increasing awareness of the company and its highly-selective, cancer-targeting delivery and retention technology,” commented Cellectar’s chief executive officer, Dr. Simon Pedder. “Over the past year, we have executed against this goal by building out a new management team, securing a Nasdaq listing, attracting new institutional investors, obtaining FDA approval to initiate clinical trials in two different orphan indications and publishing multiple high profile manuscripts detailing the groundbreaking nature of our product candidates and underscoring their potential utility in the marketplace. With a new course chartered and a strong foundation laid in 2014, Cellectar is poised to make 2015 another year of achievement as we look to complete a Phase II trial of our PET imaging agent in glioblastoma, obtain data from our proof-of-concept trial of our therapeutic agent in multiple myeloma and initiate a proof-of-concept trial of our tumor margin illumination agent for image guided surgery.”

Highlights from 2014:

Development Highlights

•	Granted orphan drug designation from U.S. Food and Drug Administration (FDA) for I-124-CLR1404 as a diagnostic agent for the management of glioma, the most common and aggressive form of brain cancer
•	Initiated Phase II imaging trial of I-124-CLR1404 in patients with glioblastoma, a type of glioma
•	Granted orphan drug designation from FDA for I-131-CLR1404 for the treatment of multiple myeloma, an incurable cancer of plasma cells
•	Received acceptance from the FDA of the Company's investigational new drug (IND) application to evaluate I-131-CLR1404 in clinical trials in relapsed or refractory multiple myeloma, an incurable cancer of plasma cells

Key Presentations and Publications

•	Science Translational Medicine: Publication by lead author Dr. Jamey Weichert, Cellectar’s chief scientific officer and founder, detailing cancer-selective uptake and retention of Cellectar’s delivery platform, PET imaging and therapeutic agents selected as cover story for June 11, 2014 issue
•	PLOS ONE: Publication detailing efficacy of Cellectar’s proprietary phospholipid ether (PLE) analog agents for the detection, imaging and real-time visualization of colorectal cancer
•	PLOS ONE: Publication detailing the results from Cellectar’s Phase Ia trial of I-131-CLR1404 in Patients with Relapsed or Refractory Advanced Solid Tumors
•	American Society of Clinical Oncology (ASCO) 2014 Annual Meeting: Presented data from Phase Ib trial of I-131-CLR1404 at the American Society of Clinical Oncology (ASCO) 2014 Annual Meeting

Operational Highlights

•	Changed company name to Cellectar Biosciences, Inc. and completed the relocation of our principal executive offices, previously in Newton, Massachusetts, to existing Madison, Wisconsin corporate office and manufacturing facility
•	Executed leadership transition, including appointment of Dr. Simon Pedder as chief executive officer, Chad J. Kolean as chief financial officer and Dr. Cameron Szakacs as vice president of clinical development
•	Completed underwritten public offering generating gross proceeds of $13.5 million, before deducting underwriting discounts and commissions and other offering expenses
•	Extinguished all $4.2 million outstanding debt (principal amount and accrued interest) of convertible debentures issued in February 2014 in exchange for common shares and warrants in conjunction with the August 2014 underwritten offering
•	Secured listing of common stock on Nasdaq Capital Market under the ticker CLRB

2014 Financial Results:

Cellectar reported a net loss attributable to common stockholders for the year ended December 31, 2014 of approximately $8.1 million or ($1.77) per share compared to a net loss attributable to common stockholders of approximately $10.8 million or ($3.86) per share for the year ended December 31, 2013.

Research and development expense for the year ended December 31, 2014 was approximately $6.0 million compared to approximately $6.9 million for 2013. This decrease was primarily attributable to a reduction in salaries and stock-based compensation associated with the restructuring efforts initiated in late 2013.

General and administrative expense for the year ended December 31, 2014 was approximately $3.7 million compared to approximately $4.4 million in 2013.  The decrease in general and administrative costs was primarily related to decreased stock-based compensation salaries associated with board and management changes initiated in 2013.

As a result of management restructuring initiated in 2013, Cellectar recorded approximately $0.2 million in 2014 as compared to the $1.1 million in restructuring expenses recorded in 2013.

For the year ended December 31, 2014, total operating expenses were approximately $9.9 million compared to $12.4 million for fiscal year 2013. Cellectar’s cash and cash equivalents totaled $9.4 million as of December 31, 2014, as compared to $2.4 million on December 31, 2013.

Conference Call and Webcast:

Interested investors may participate in the conference call by dialing 888-646-8293 (domestic) or 973-453-3065 (international). A replay will be available for one week following the call by dialing 855-859-2056 for domestic participants or 404-537-3406 for international participants and entering conference ID 8981874 when prompted. Participants may also access both the live and archived webcast of the conference call on the investor relations section of Cellectar’s web site, www.cellectar.com.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing agents to detect, treat and monitor a broad spectrum of cancers. Using a novel phospholipid ether analog (PLE) platform technology as a targeted delivery and retention vehicle, Cellectar’s compounds are designed to be selectively taken up and retained in cancer cells including cancer stem cells. With the ability to attach both imaging and therapeutic agents to its proprietary delivery platform, Cellectar has developed a portfolio of product candidates engineered to leverage the unique characteristics of cancer cells to “find, treat and follow” malignancies in a highly selective way. I-124-CLR1404 is a small-molecule, broad-spectrum, cancer-targeted PET imaging agent currently being evaluated in a Phase II glioblastoma imaging trial. Additionally, multiple investigator-sponsored Phase I/II clinical trials are ongoing across 11 solid tumor indications. I-131-CLR1404 is a small-molecule, broad-spectrum, cancer-targeted molecular radiotherapeutic that delivers cytotoxic radiation directly and selectively to cancer cells including cancer stem cells. A Phase Ib dose-escalation trial of I-131-CLR1404 in patients with advanced solid tumors was completed in the first quarter of 2014 and results presented at the American Society of Clinical Oncology (ASCO) 2014 Annual Meeting. CLR1502 is a preclinical, cancer-targeted, non-radioactive optical imaging agent for intraoperative tumor margin illumination and non-invasive tumor imaging. For additional information please visit www.cellectar.com.

INVESTOR CONTACT

Kate McNeil, Vice President of IR, PR & Corporate Communications

Cellectar Biosciences, Inc.

Phone: (347) 204-4226

Email: kmcneil@cellectar.com

This news release contains forward-looking statements.  You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates.   These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Drug discovery and development involve a high degree of risk.  Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2014. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.